EXHIBIT 10.1

EXECUTION DOCUMENT

CLECO CORPORATION
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made as of the dates set forth below by and between Cleco Corporation, including each of its subsidiaries and affiliates (collectively, the “Company”), and Dilek Samil (“Executive”).

1.           Separation from Employment.  Effective as of May 23, 2010, Executive’s employment with the Company ceased (her “Separation Date”).

2.           General Waiver and Release.  In consideration of Executive’s execution of a Waiver and Release in the form attached hereto as Exhibit A and provided that such Waiver and Release is executed by Executive and returned to the Company not later than 21 days after Executive’s receipt of this Agreement, the Company shall pay to Executive the amounts and benefits set forth Sections 3.1 and 3.2a hereof.  Executive acknowledges and agrees that the consideration described in such sections is not for services she has rendered, is not otherwise due or owing to her under any agreement (whether oral or written) with the Company or under any Company plan, policy or practice, and that such payment would not be made or owing absent her execution of the Waiver and Release.

3.           Separation Payments:

3.1           Separation Amount.  Within ten days of receipt of a fully executed Waiver and Release in the form attached hereto as Exhibit A, the Company shall pay to Executive the aggregate amount of $145,000, of which $30,000 shall be allocated for the payment of attorneys’ fees.  Payment hereunder shall be made in one or more single-sums, as directed by Executive.

  3.2           Supplemental Executive Retirement Plan.  Executive shall receive the benefits accrued and payable to her under the Company’s Supplemental Executive Retirement Plan, most recently amended and restated effective as of January 1, 2009 (the “SERP”), in accordance with the terms of such SERP in effect as of her Separation Date and her elections thereunder as of such date.  Executive agrees that:

a.
After the date on which Executive provides notice to the Company that she has actually retired from all substantial employment, such benefit shall be recalculated and prospectively paid as if Executive had attained age 55 as of her Separation Date for purposes of the actuarial reduction otherwise required under Section 5.4 of the SERP;

b.
Executive acknowledges that the foregoing amounts shall be subject to reduction for benefits accrued and payable to Executive under any “Other Employer Plan,” as defined therein, including any such benefits accrued after Executive’s Separation Date.  Executive shall, from time to time, provide such information as the Company may reasonably request concerning her participation in and accrual under any such plan, and the Company shall be entitled to adjust any benefit payable under the SERP on account of such accrual as required under Section 5.3 thereof, concerning “Benefit Offsets.”

c.
Otherwise, the amount of such benefit shall be calculated in a manner consistent with that certain correspondence dated August 17, 2010, from Phelps Dunbar LLP to Harold A. Aucoin, Esq., a copy of which is attached hereto as Exhibit B, which the Company represents is consistent with the usual methodology used to calculate benefits under the SERP.

EXECUTION DOCUMENT

4.           Equity Compensation.  Stock options granted to Executive that are vested and remain unexercised as of her Separation Date shall remain exercisable during the 30-day period following such date in accordance with their terms.  Executive acknowledges that options not vested as of her Separation Date shall be cancelled and forfeited to the Company as of such date; options otherwise exercisable hereunder that remain unexercised at the conclusion of such 30-day period shall be cancelled and forfeited to the Company at the conclusion of such period.   Executive further acknowledges that any outstanding awards of Restricted Stock, Common Stock Equivalent Units, Opportunity Shares and Opportunity CEUs (all as defined in the Company’s 2000 Long-Term Incentive Compensation Plan and 2010 Long-Term Incentive Compensation Plan) shall be cancelled and forfeited to the Company as of her Separation Date.

5.           Other Benefits.  Notwithstanding the foregoing, and except as may be expressly provided herein, this Agreement is not intended to affect or restrict Executive’s benefits accrued under the employee benefit plans generally maintained for the benefit of all of the employees of the Company, including the Company’s defined benefit pension plan, 401(k) plan, and deferred compensation plan.

6.           Extinguishment.  Executive acknowledges that, except as otherwise expressly provided in this Agreement, the payment of the amounts and benefits described herein extinguishes the Company’s obligations under her Employment Agreement and the Company’s Annual Incentive Compensation Plan, in their entirety.

7.           Surviving Covenants.  Executive acknowledges that she is and remains subject to and bound by covenants concerning the use of the Company’s confidential information and the nonsolicitation of the Company’s employees set forth in her Employment Agreement, and that such covenants shall survive her separation from employment in accordance with their terms.

8.           Nondisparagement.  As a material inducement to the Company to enter into this Agreement, Executive agrees that she will not:

a.
Publicly criticize or disparage the Company, or privately criticize or disparage the Company in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company; or

b.	Damage the property of the Company or otherwise engage in any misconduct which is injurious to the business or reputation of the Company.

Notwithstanding the foregoing, Executive shall not be deemed in breach of the covenants contained herein solely by reason of testimony compelled by process of law.

The Company agrees that it, including its senior executives, will not publicly or privately criticize or disparage Executive in a manner intended or reasonably calculated to result in embarrassment to, or injury to the reputation of, Executive, including but not limited to comments related to Executive’s performance while an employee of the Company.  The Company further agrees that it, including its senior executives, will hold in confidence the facts and circumstances giving rise to Executive’s separation from employment and this Agreement, except as disclosure may be required under applicable law.

9.           No Participation in Claims.  Executive waives any right to voluntarily assist any individual or entity in commencing or prosecuting, or voluntarily participating in or cooperating in, any action or proceeding, including, but not limited to, any administrative claims, charges or complaints and/or lawsuits against the Company, except to the extent such waiver may be prohibited by law or as to an employment discrimination claim prosecuted by another employee or an administrative body.

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By execution of this Agreement, Executive represents that no claim, complaint or action by Executive against the Company exists in any forum or form.  In the event any such claim, complaint or action has been filed, Executive shall not be entitled to recover any monies or other relief therefrom.

10.           Assistance and Cooperation.  Executive agrees that she will furnish such information and assistance as may be reasonably necessary and requested by the Company in connection with any administrative or agency claim, charge or complaint and/or any litigation or other legal proceeding in which the Company is or may become involved.  The Company agrees to reimburse Executive for her direct expenses incurred in providing any such assistance.

11.           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void.  Any benefit right or interest under this Agreement shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Executive, nor shall it be subject to attachment or legal process for or against Executive.  Notwithstanding the foregoing, in the event of the Executive’s death prior to the payment of all amounts properly due hereunder, payment shall be paid to Executive’s estate.

12.           Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	To Executive:
Cleco Corporation	Last address on file with Company,
2030 Donahue Ferry Road	with a copy to:
P. O. Box 5000	David Israel, Esq.
Pineville, Louisiana 71361-5000	3850 N. Causeway Blvd., Suite 200
Attention: George W. Bausewine	Metairie, LA 70002

Either party may change its address for notices by providing a written notice of such address change to the other party.  All such notices shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (c) if sent by registered or certified mail, on the fifth day on which such notice is mailed.

13.           Source of Payments.  Payments hereunder shall be made from the general funds of the Company.  Executive’s status with respect to amounts owed hereunder shall be that of a general unsecured creditor of the Company, and Executive shall have no right, title, or interest whatsoever in or to any asset of the Company or any investment which the Company may have acquired to meet its obligations hereunder.   Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Company and Executive or any other person.  The Company, in its sole discretion, may retain as owner and for its own benefit insurance on the life of Executive, in such amounts and in such forms consistent with the policies on the life of Executive held by the Company as of the Separation Date.  Neither Executive nor her beneficiaries or estate shall have any right or interest in the proceeds of any insurance policy naming the Executive as the insured.

14.           Tax Withholding.  The Company shall withhold from any amount payable hereunder all Federal, state, city or other income or employment taxes as may be required by law to be withheld.

15.           Separate Advice.  Executive acknowledges that neither the Company, nor its directors, officers or employees, has provided her with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that neither the Company nor its directors, officers or employees has any ongoing obligation to do so.  Executive has been advised to consult her

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own counsel prior to the execution of this Agreement and she has done so or determined that such counsel is not necessary.

16.           General Provisions.

a.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision and all other valid provisions shall remain in full force and effect.

b.	Titles and headings used herein are solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

c.	This Agreement shall be construed and enforced in accordance with the internal laws of the State of Louisiana applicable to contracts made to be performed wholly within such state.

d.
No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

e.	This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

17.           Nonadmission of Wrongdoing.  Executive agrees that neither this Agreement, Exhibit A hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

18.           Entire Agreement.  This Agreement, including the provisions of Exhibit A hereto, sets forth the entire agreement between the parties hereto related to the subject matter herein, and, except as expressly set forth herein, fully supersedes any prior agreements or understandings between the parties, whether orally or in writing.  Executive acknowledges that she has not relied upon any representations, promises or agreements of any kind made to her in connection with the execution of this Agreement, including Exhibit A hereto, except as set forth herein.

Remainder of This Page Intentionally Blank

EXECUTION DOCUMENT

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Separation Date designated above.

CLECO CORPORATION:                                                                                     EXECUTIVE:

By: /s/ Wade A. Hoefling	By: /s/ Dilek Samil
Wade A. Hoefling	Dilek Samil
Its: Senior Vice President	Date: 10-18-10
Date: 10-22-10

WITNESS:

By: /s/ Elizabeth A. Wade

Date: 10-18-10

EXECUTION DOCUMENT

Separation Date: May 23, 2010
Notice Date: October 6, 2010

EXHIBIT A
WAIVER AND RELEASE

This Waiver and Release (the “Release”) is made in exchange for the separation payments described in Paragraphs 3. and 3.2a of that certain Separation Agreement entered into by and between me and Cleco Corporation and each of its subsidiaries and affiliates (collectively, the “Company”), in connection with my separation from employment as of May 23, 2010 (the “Agreement”), the sufficiency of which I hereby acknowledge. I acknowledge that the payments described in Paragraphs 3.1 and 3.2a of the Agreement are voluntary on the part of the Company and are not required by any legal obligation of the Company, other than under the terms of the Agreement and this Release.

1.           I understand that signing this Release is an important legal act.  In connection with my execution:

a.	I acknowledge that I have been advised to consult an attorney before signing this Release and that I have done so or I have determined that such consultation is not necessary.

b.
I understand that I have 21 calendar days after the Notice Date to consider whether to sign this Release, without alteration, and return it to the Company by first class mail or by hand delivery, and that if I execute and return this Release before the expiration of the 21-day period, I will be deemed to have waived the balance of the period.

c.	I acknowledge that I have been given an opportunity to review this Release and that I fully understand its provisions.

d.	I acknowledge that I have voluntarily entered into this Release.

e.
I understand that I may revoke this Release by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid, during the seven-day period following my execution; thereafter this Release shall be irrevocable. I acknowledge that if I revoke this Release, the Company shall have no obligation to provide me the consideration offered under Paragraphs 3.1 or 3.2a of the Agreement.

2.           By execution below, I release the Company, including each of its directors and officers, employees and agents, and employee benefit plans and the fiduciaries and agents of said plans (collectively, the “Corporate Group”), from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to my employment with the Company, including my separation therefrom. I further waive my right to claim or receive damages as a result of any charge of discrimination which may be filed by me or anyone acting on my behalf.  I acknowledge that this Release includes any and all claims and causes of action arising out of my employment with the Company or the termination thereof, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1966, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, as amended, and any claims of contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

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Notwithstanding the generality of the foregoing provisions of this Section 2, I do not waive or release any claim for breach of the Agreement, any right or claim arising after the date on which I execute this Release, ordinary claims for benefits accrued and vested as of my Separation Date under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Company, any compensation or benefits due to me under applicable law, and any indemnification that I may possess pursuant to the indemnification and insurance arrangements of the Company.

3.           Should any of the provisions set forth in this Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.

4.           I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me, and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date hereof.

5.           I further agree that in the event of my material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made to me under Paragraphs 3.1 and 3.2a of the Agreement, subject to any restrictions on such recovery or relief as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.

WITNESS:

/s/ Dilek Samil	By: /s/ Elizabeth A. Wade
Dilek Samil
Date: 10-18-10	Date: 10-18-10

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